Exhibit 99

TITAN INTERNATIONAL CEO SAYS MARKETS ARE GOING HIGHER

QUINCY, Ill.— August 22, 2011 - Maurice M. Taylor, Jr., Chairman and CEO of Titan International (NYSE: TWI) comments on the agriculture, construction and mining markets:

I’ve had a number of shareholders and analysts call and e-mail asking what’s going on in the farm, construction and mining markets. As most of you know, I travel a lot talking with equipment dealers, large farmers and visiting mining sites.

The majority of these e-mails show concern as to why there’s not more positive guidance going out from the big boys in equipment manufacturing for 2012. I cannot speak for them, but with the lack of leadership in Washington, maybe they’re just being conservative. I’ve talked with owners of some of the largest equipment dealers in North America. This year is their best year ever and they expect next year to be even larger. They believe this because of their farm customers who are having record profits, and they are cash rich and land rich. Farming is growing around the globe. If you follow the U.S. Government agricultural studies, you’ll see they are wrong most of the time or miss what’s happening. The corn harvest starts on August 22nd in Central Illinois and the yields are not going to be large, but there’s still a good profit for the farmer. These farmers are still going to farm next year and buy new equipment.

The construction equipment market has been growing slowly, which is good when you look at the building rates of new housing, but the export market is strong. The mining business worldwide is exploding, and I don’t see it slowing at all because of the new mines due to open. If you look at gold, silver, copper and oil sands, they (mining companies) can’t dig fast enough. Look at all the M & A in the mining business – it’s great!

Over the next three months, Titan plans to sign up customers for a minimum of $150 to $200 million of new construction and earthmoving business (wheels and tires) going forward for 2012, 2013 and 2014. This business is on top of Titan’s current business. This added business will fill our North American tire facilities, as well as increase our volumes in Brazil. Now, can all of this blow up as it did in 2008/2009? I guess it can. But I don’t think so because there’s too much cash on everyone’s balance sheet except Federal, State and Local governments. They should cut back, but their main cost is employees. I’ve stated it before– corporations are people. There are some new leaders at the major equipment manufacturers (Caterpillar and Deere). They are smart and aggressive and that type of leadership will flow down through the ranks. I see their best years ahead of them. The same is true with Titan. I’m the old guy, but we have a new team of go-getters. I have never seen the future look as well as it does today in farming, construction or mining.

I know it doesn’t look as rosy in big cities of the world, but that’s not where the action is if you’re in farming, construction, or mining. I noticed on a number of T.V. talk shows that the price of corn has climbed, too. Remember, there are many types of corn. Field corn is for animal food and ethanol. Seed corn is what you need for the next year’s planting. Sweet corn and popcorn are for human consumption.

Therefore, our new mottos are “Plant farmer, plant” and “Dig baby, dig”.  The future looks great. This is how I see it. As President Ronald Reagan said, our best days are yet to come.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.  For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773